Exhibit 99.1

News Release

For immediate release	For more information contact:
June 23, 2017	Jeffry Keyes
Chief Financial Officer
858-726-1600
ir@digirad.com

DIGIRAD CORPORATION ANNOUNCES CLOSING OF
CREDIT FACILITY WITH COMERICA BANK

SUWANEE, GA - June 23, 2017 - Digirad Corporation (NASDAQ: DRAD), a leading provider of healthcare solutions on an as needed, when needed, and where needed basis, announced today that it has closed a new Revolving Credit Agreement with Comerica Bank.

The Revolving Credit Agreement is a five-year revolving credit facility, with a maximum credit amount of $25 million, of which the entire $25 million is immediately available.

In conjunction with the closing of the Comerica Revolving Credit Agreement, the Company also announced the termination and payoff of its previous Credit Facility with Wells Fargo.

Digirad CFO Jeff Keyes said, “This new Revolving Credit Agreement provides us with significantly improved capital management flexibility. Under the terms of the new agreement, we will enjoy no restrictions relative to dividend payments and equity purchases, as well as increased flexibility on acquisitions. We will also benefit from lower overall fees and a lower overall effective interest rate.”

The new Comerica Revolving Credit Agreement has an overall interest rate of LIBOR plus 2.35%.The previous Credit Facility with Wells Fargo incurred interest at LIBOR plus 2.00% to 5.00%, with the largest tranches being at LIBOR plus 2.50% and 5.00%.

Keyes continued, “We believe Comerica is an excellent partner that will provide strong support for our business strategy.”

About Digirad
Digirad delivers convenient, effective, and efficient healthcare solutions on an as needed, when needed, and where needed basis.  Digirad’s diverse portfolio of mobile healthcare solutions and medical equipment and services, including diagnostic imaging and patient monitoring, provides hospitals, physician practices, and imaging centers throughout the United States access to technology and services necessary to provide exceptional patient care in the rapidly changing healthcare environment.  For more information, please visit www.digirad.com.
Forward-Looking Statements
This press release contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Some of these forward-looking statements can be identified by the use of forward-looking words such as “believes,” “expects,” “may,” “will,” “should,” “seek,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates,” or the negative of those words or other comparable terminology, or in specific statements such as the Company’s ability to deliver value to customers, the ability to grow and generate positive cash flow, the ability to execute on restructuring activities, and ability to successfully execute acquisitions. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. These risks are detailed in Digirad’s filings with the U.S. Securities and Exchange Commission, including the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other reports. Readers are cautioned to not place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Digirad undertakes no obligation to revise or update the forward-looking statements contained herein.